Exhibit 99.1

Greenbacker Renewable Energy Company Acquires 2 Solar Power Generation Facilities in Gainesville, Florida

New York, NY – April 17, 2015 -- Greenbacker Renewable Energy Company LLC ("Greenbacker") announced today that through a wholly-owned subsidiary it acquired 2.05 Megawatts of operating solar power facilities located in Gainesville, Florida for a purchase price of $4,150,000 (“Gainesville Solar”) plus closing costs.  The Gainesville Solar assets, which closed on April 13, 2015 and April 16, 2015 respectively, are comprised of two ground mounted solar systems located on commercial properties. 100% of the electricity produced by these two solar systems are sold under long term solar energy agreements to the Gainesville Regional Utility which is rated Aa2 by Moody’s.

In total, the systems are expected to produce enough electricity to power approximately 336 homes for one year of typical use.

"We are extremely pleased to be purchasing these quality operating assets in Florida” stated Charles Wheeler, CEO of Greenbacker.  "We anticipate that these assets will produce steady and predictable returns for our investors, and will add significant solar power generation capacity to Greenbacker’s growing solar asset portfolio.”

With the completion of this acquisition, Greenbacker now owns and operates approximately 13 Megawatts of operating solar power facilities throughout the United States and Canada.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded Limited Liability Company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker's expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company

917-309 -1234